Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
Health Grades, Inc. Announces Fourth Quarter and Year-End 2008 Results
- Revenue and Operating Margins in-line with Guidance -
- Traffic to HealthGrades Sites Reaches 14.5 Million in January 2009 -
Golden, Colo. (February 19, 2009) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the fourth quarter and year ended December 31, 2008.
Total revenue for the year ended December 31, 2008 increased $3.5 million, or 10%, to $39.7 million, from $36.2 million for the year ended December 31, 2007. Total revenue for the year ended December 31, 2007 included $3.4 million from an arbitration award paid to HealthGrades by Hewitt Associates (Hewitt).
Ratings and advisory revenue for the three months ended December 31, 2008 increased $2.5 million, or 29%, to $11.2 million, from $8.7 million for the three months ended December 31, 2007. For the year ended December 31, 2008, ratings and advisory revenue increased $6.9 million, or 21%, to $39.7 million, from $32.7 million for the year ended December 31, 2007, primarily as a result of strong growth from Provider Services and Internet Business Group. For the year ended December 31, 2008, sales of the Company’s suite of marketing and quality improvement products to hospitals accounted for $4.1 million of the increase in total revenue, internet advertising revenue and sales of quality information to consumers and others increased $2.3 million, and sales of quality information to employers, benefit consultants, health plans and others increased $0.5 million.
Gross margins for the three months and year ended December 31, 2008 were 82% and 83%, respectively, compared with 83% and 85% for the same periods of 2007. Operating margins for the three months and year ended December 31, 2008 were 14% and 17%, respectively, compared with 16% and 25% for the same periods of 2007, inclusive of the Hewitt award.

Operating income for the three months ended December 31, 2008 was $1.5 million, a $0.2 million or 14% increase over the three months ended December 31, 2007. Operating income for the year ended December 31, 2008 was $6.7 million, a $2.5 million or 27% decrease from 2007, inclusive of the Hewitt award.
Net income for the three months ended December 31, 2008 was $1.0 million or $0.03 per diluted share, compared with $1.2 million or $0.04 per diluted share, for the same period of 2007. Net income for the year ended December 31, 2008 was $4.7 million or $0.15 per diluted share, compared with $6.7 million or $0.20 per diluted share for the same period of 2007, inclusive of the Hewitt award.
Provider Services
For the three months ended December 31, 2008, Provider Services revenue, which principally includes sales of hospital marketing products and quality improvement products, was $7.8 million, an increase of $1.0 million, or 15% over the same period of 2007. For the year ended December 31, 2008, Provider Services revenue was $29.3 million, an increase of $4.1 million, or 16% over the same period of 2007. These increases principally reflect sales of the Company’s marketing products to new hospital clients and increased sales to existing clients. For 2008, 34% of all new sales in Provider Services were to existing clients, compared with 24% for the year ended December 31, 2007. For the years ended December 31, 2008 and 2007, the Company retained or signed new contracts representing approximately 80% and 70%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended December 31, 2008, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the HealthGrades Connecting Point™ product (formerly known as Internet Patient Acquisition™) and any website advertising and sponsorship revenue, was $2.9 million, an increase of $1.3 million, or 84% over the same period of 2007. For the year ended December 31, 2008, Internet Business Group revenue was $8.4 million, an increase of $2.3 million, or 37% over the same period of 2007. This increase in revenue is principally due to HealthGrades’ Connecting Point agreement with Fresenius Medical Care North America signed in June 2008. The Company’s internet and sponsorship revenue increased due in part to the acquisition of Adviware in October 2008. Also contributing to the increase in internet and sponsorship revenue was a full year of advertising revenue on www.HealthGrades.com, as compared to revenues only in the second half of 2007. These increases were partially offset by a slight decrease in sales of quality reports to consumers.
Strategic Health Solutions
For the three months ended December 31, 2008, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data, was $0.5 million, an increase of $0.2 million, or 45% over the same period of 2007. For the year ended December 31, 2008, Strategic Health Solutions revenue was $2.0 million, an increase of $0.5 million, or 36% over the same period of 2007.
Operating Expenses
Operating expenses increased $1.7 million, or 29%, to $7.6 million for the three months ended December 31, 2008, from $5.9 million for the three months ended December 31, 2007. Sales and marketing expenses increased $0.8 million, product development expenses increased $0.4 million, and general and administrative expenses increased $0.5 million for the three months ended December 31, 2008, compared with the three months ended December 31, 2007. For the year ended December 31, 2008, operating expenses increased $4.6 million, or 21%, to $26.2 million from $21.6 million for the year ended December 31, 2007. The increase in operating expenses is due to an increase in product development costs of $1.8 million, an increase in sales and marketing of $1.7 million, and an increase in general and administrative expenses of $1.1 million.

As a percentage of sales, product development expenses increased to 18% for the three months and year ended December 31, 2008, from 18% and 15% for the same periods of 2007. This increase is principally due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings. In particular, the Company added personnel to focus on internet advertising initiatives, as well as numerous projects that are in process with its search engine partners. In addition, the Company continues to invest in the improvement of physician data. The physician data which the Company maintains relates to nearly 800,000 physicians. HealthGrades continues to acquire new physician data and refine the matching process to improve both the impact and the accuracy of its data.
As a percentage of sales, sales and marketing expenses increased to 30% and 27% for the three months and year ended December 31, 2008, respectively, from 29% and 25% for the same periods of 2007. The increase in sales and marketing for the year ended December 31, 2008 is primarily due to the increase in commission expenses, which are recorded upon contract execution. In addition, sales and marketing expenses increased to promote internet advertising, an advertising platform which the Company launched in the second half of 2007.
General and administrative expenses for the three months and year ended December 31, 2008 were $ 2.2 million and $8.1 million, respectively, compared with $1.8 million and $7.0 million for the same periods of 2007. For the year ended December 31, 2007, the $0.9 million in legal fees awarded to HealthGrades by the panel of arbitrators in the Hewitt arbitration was recorded as a reduction to general and administrative expenses.
Interest Income
Interest income was insignificant for the three months ended December 31, 2008, and $0.4 million for the year ended December 31, 2008, compared with $0.3 million and $1.3 million for the three months and year ended December 31, 2007, respectively. This decrease is mainly a result of lower cash balances during 2008, as well as lower investment yields resulting from a decrease in market interest rates earned on invested cash. In addition, interest income for the year ended December 31, 2007 included $0.2 million related to interest received on the Hewitt award described above.
Income Taxes
Income tax expense for the three months and year ended December 31, 2008 was $0.6 million and $2.7 million, respectively, while income tax expense for the three months and year ended December 31, 2007 was $0.5 million and $4.1 million, respectively. For the three months and year ended December 31, 2008, the Company’s effective income tax rate was 38% and 37%, respectively, compared with 31% and 38%, for the three months and year ended December 31, 2007, respectively. The effective tax rate for the three months ended December 31, 2008 increased from the three months ended December 31, 2007 primarily due to a reduced estimate of state income taxes in the fourth quarter 2007.

Cash Position; Stock Repurchases
As of December 31, 2008, the Company had $11.3 million in cash and cash equivalents, a 52% decrease from the balance at December 31, 2007. The decrease is due to the acquisition of Adviware for $6.7 million and stock repurchases, offset by $6.4 million in cash flow from operations for the year ended December 31, 2008. During the year ended December 31, 2008, the Company purchased 2,426,203 shares of its common stock for an aggregate purchase price of $10.7 million. From June 22, 2006 through February 19, 2009, the Company has repurchased 4,242,202 shares at an average purchase price of $4.61.
2008 Results
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “Throughout 2008 we achieved strong revenue growth across all operating units, a significant achievement in light of the difficult business and economic environment. Our performance reflects the value our customers place on the information and services we provide. We believe our ability to help healthcare providers improve their performance and to guide consumers to better decisions about their care has made HealthGrades one of the most recognized and trusted brand names for healthcare information. This leadership position has allowed us to forge partnerships with other information leaders such as Google and Yahoo! to further extend our reach into the marketplace. As a result of our internal growth, along with the acquisition of WrongDiagnosis.com, we had approximately 14.5 million unique users to our sites in January 2009, an increase of 10 million users compared to January 2008. According to ComScore, we are the ninth largest advertising-supported healthcare property on the Web. Our operating and financial results demonstrate that we are building shareholder value by executing well against an effective growth strategy.”
2009 Outlook
HealthGrades affirms the financial guidance issued in December 2008. For 2009, the Company is forecasting total revenue of approximately $48 million, or a 20% increase over total revenue in 2008. In addition, the Company anticipates its operating margin will be in the range of 17% to 21%.
Provider Services is expected to contribute nearly 75% of total revenue and its revenue is expected to grow by approximately 15% over 2008. Revenue growth in this segment will be driven primarily by sales to new hospital clients, incremental sales to existing hospital clients and new products, including the recently introduced HealthGrades Outstanding Patient Experience Award™. Revenue growth from Internet Business Group and Strategic Health Solutions units are both expected to grow between 30% and 40% over 2008. The forecast for the Internet Business Group includes a full year revenue contribution from the website www.WrongDiagnosis.com, which had an annualized revenue of approximately $2 million at the time it was acquired by HealthGrades in October 2008.
“While we intend to continue to leverage our strong brand, invest in growth opportunities and introduce new products to achieve positive results in 2009, we will also seek to maintain effective controls on our expenses. We believe our strong balance sheet, combined with healthy profit margins and cash flow, represent a competitive advantage in today’s environment, and we believe HealthGrades has the resources to build its leadership position,” said Hicks.
Conference Call
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss fourth quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (800) 561-2718 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on February 19, 2009 and reference the following — Confirmation number: 75180620, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 59786502 until March 19, 2009.

About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD — News) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades Network of Websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the Internet’s leading destination for patients choosing providers. More information on the company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue and operating margin in 2009, growth drivers, rate of growth, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising/sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue:
Ratings and advisory revenue	$11,218,824	$8,724,342	$39,663,384	$32,741,610
Other	6,163	8,800	24,952	3,425,465

Total revenue	11,224,987	8,733,142	39,688,336	36,167,075

Expenses:
Cost of ratings and advisory revenue	2,036,108	1,469,288	6,759,233	5,323,672

Gross margin	9,188,879	7,263,854	32,929,103	30,843,403

Operating expenses:
Sales and marketing	3,410,184	2,572,679	10,845,768	9,147,911
Product development	1,987,947	1,566,513	7,279,283	5,491,725
General and administrative	2,244,454	1,767,558	8,118,531	7,004,914

Income from operations	1,546,294	1,357,104	6,685,521	9,198,853

Other:
Interest income	6,928	288,287	429,757	1,330,903
Interest expense	(2,706)	(122)	(2,912)	(1,771)
Minority interest	66,778	98,188	304,004	327,835

Income before income taxes	1,617,294	1,743,457	7,416,370	10,855,820
Income taxes	613,149	545,103	2,725,601	4,107,649

Net income	$1,004,145	$1,198,354	$4,690,769	$6,748,171

Net income per common share (basic)	$0.04	$0.04	$0.17	$0.24

Weighted average number of common shares used in computation (basic)	26,641,745	28,479,761	26,963,824	28,621,171

Net income per common share (diluted)	$0.03	$0.04	$0.15	$0.20

Weighted average number of common shares used in computation (diluted)	30,452,885	33,398,968	31,431,811	33,703,558

HEALTH GRADES, INC.
Condensed Balance Sheets

	DECEMBER 31,	DECEMBER 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$11,327,741	$23,369,368
Accounts receivable, net	9,563,163	6,935,341
Prepaid income taxes	12,603	—
Prepaid expenses and other current assets	1,087,914	836,222

Total current assets	21,991,421	31,140,931
Property and equipment, net	2,451,210	1,641,456
Intangible assets, net	854,613	357,128
Goodwill	9,104,060	3,106,181
Deferred income taxes	683,866	689,633

Total assets	$35,085,170	$36,935,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$224,252	$326,039
Accrued payroll, incentive compensation and related expenses	3,352,294	2,222,970
Accrued expenses	629,359	432,928
Current portion of capital lease obligations	1,898	1,476
Current portion of deferred rent	—	68,544
Deferred income	19,713,079	17,739,152
Income taxes payable	—	13,843
Deferred income taxes	130,493	113,914

Total current liabilities	24,051,375	20,918,866

Long-term portion of capital lease obligations	984	2,387
Long-term portion of deferred rent	309,131	229,321

Total liabilities	24,361,490	21,150,574

Commitments and contingencies

Minority interest	—	248,011
Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 52,744,438 and 50,895,623 shares issued as of December 31, 2008 and 2007, respectively	52,743	50,895
Additional paid-in capital	98,242,403	96,860,004
Accumulated deficit	(54,026,164)	(58,716,933)
Treasury stock, 23,982,694 and 21,424,236 shares as of December 31, 2008 and 2007, respectively	(33,545,302)	(22,657,222)

Total stockholders’ equity	10,723,680	15,536,744

Total liabilities and stockholders’ equity	$35,085,170	$36,935,329